EXHIBIT 99.1

Arbor Realty Trust Closes an $800 Million Collateralized Securitization Vehicle

Uniondale, NY, March 11, 2020 -- Arbor Realty Trust, Inc. (NYSE: ABR), today announced the closing of an $800 million commercial real estate mortgage securitization (the “Securitization”). This is Arbor’s thirteenth collateralized securitization vehicle. An aggregate of $668 million of investment grade-rated notes were issued (the “Notes”) and Arbor retained subordinate interests in the issuing vehicle of $132 million. The $800 million of collateral includes approximately $160 million of additional capacity to acquire additional loans for a period of up to 180 days from the closing date of the Securitization.

The Notes have an initial weighted average spread of approximately 141 basis points over one-month LIBOR, excluding fees and transaction costs. The facility has a three-year replenishment period that allows the principal proceeds from repayments of the portfolio assets to be reinvested in qualifying replacement assets, subject to certain conditions.

The offering of the Notes was made pursuant to a private placement. The Notes were issued under an indenture and are secured initially by a portfolio of real estate related assets and cash with a face value of $800 million, with such real estate related assets consisting primarily of first mortgage bridge loans.

Arbor intends to own the portfolio of real estate related assets through the vehicle until its maturity and expects to account for the Securitization on its balance sheet as a financing. Arbor will use the proceeds of this Securitization to repay borrowings under its current credit facilities, pay transaction expenses and to fund future loans and investments.

Certain of the Notes were rated by Moody's Investors Service, Inc. and all of the Notes were rated by DBRS, Inc.

The Notes are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE: ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, seniors housing, healthcare and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a Fannie Mae DUS® lender and Freddie Mac Optigo Seller/Servicer. Arbor’s product platform also includes CMBS, bridge, mezzanine and preferred equity lending. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2019 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com	Investors: The Ruth Group Alexander Lobo 646-536-7037 alobo@theruthgroup.com
Media: Bonnie Habyan, Chief Marketing Officer 516-506-4615 bhabyan@arbor.com